EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS SECOND QUARTER 2013 RESULTS

Operating earnings (1) of $0.24 per diluted share, representing a 9% increase over the prior quarter and a

14% increase over the same period prior year

Non-covered loans and leases grew 2% on a sequential quarter basis

Non-covered, non-performing assets decreased 15% from the prior quarter, to 0.60% of total assets

Mortgage banking revenue of $24.3 million

PORTLAND, Ore. – July 17, 2013 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced second quarter 2013 net earnings available to common shareholders of $26.1 million, or $0.23 per diluted common share, compared to net earnings available to common shareholders of $23.2 million, or $0.21 per diluted common share for the first quarter of 2013, and $23.1 million, or $0.21 per diluted common share, for the same period in the prior year. For the six months ended June 30, 2013, the Company reported net earnings available to common shareholders of $49.2 million, or $0.44 per diluted common share, compared to net earnings available to common shareholders of $48.5 million, or $0.43 per diluted common share for the same period of the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $26.9 million, or $0.24 per diluted common share for the second quarter of 2013, compared to operating earnings of $24.4 million, or $0.22 per diluted common share for the first quarter of 2013, and $23.5 million, or $0.21 per diluted common share, for the same period in the prior year. For the six months ended June 30, 2013, the Company is reporting operating earnings of $51.3 million, or $0.46 per diluted common share, compared to operating earnings of $49.3 million, or $0.44 per diluted common share for the same period of the prior year.

Significant financial statement items for the second quarter of 2013 include:

•	Non-covered loans and leases grew $123.9 million, or 2%, over the prior quarter;
•	Mortgage banking revenue of $24.3 million on closed loan volume of $599 million;
•	Adjusted net interest margin (1) of 3.57%, the sequential quarter decline in adjusted net interest margin resulted from the increase in interest bearing cash during the quarter to fund the purchase of Financial Pacific Holdings Corporation (“FinPac”) and to deleverage their liabilities;
•	Non-covered, non-performing assets continue to decline, down to 0.60% of total assets;
•	Provision for non-covered loan and lease losses of $3.0 million and non-covered net charge-offs of $1.8 million;

(1) Operating earnings and adjusted net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below. In previous earnings releases and periodic reports, we referred to adjusted net interest margin as core net interest margin.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

•	Cost of interest bearing deposits of 0.35% and cost of total interest bearing liabilities of 0.55%;
•	Tangible common equity ratio of 9.64%;
•	Total risk-based capital of 16.63%, and Tier 1 common to risk weighted asset ratio of 12.67%;
•	Increased the dividend to $0.15 per common share in the current quarter and $0.30 per common share year-to-date, representing a 68% payout ratio for the year-to-date period; and
•	Announced Umpqua Bank’s acquisition of FinPac which closed on July 1, 2013, with expected earnings accretion of at least 14% in the first full year.

“It was another solid quarter for Umpqua, highlighted by strong earnings, increasing capital returns to shareholders, continued loan growth and the Financial Pacific Leasing acquisition,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Looking to the near future, our conservative liquidity management strategy will enhance earnings through incremental funding of forecasted loan growth and Financial Pacific’s growth expectations.”

Balance sheet

Total consolidated assets as of June 30, 2013 were $11.4 billion, compared to $11.5 billion on March 31, 2013 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.2 billion and $9.0 billion, respectively, as of June 30, 2013, as compared to $7.1 billion and $9.1 billion, respectively, as of March 31, 2013, and $6.7 billion and $9.1 billion, respectively, as of June 30, 2012.

Total non-covered loans held for investment increased $123.9 million during the second quarter of 2013. This increase is principally due to commercial lines of credit production and utilization in the quarter. Excluding non-covered charge-offs of $4.6 million and sales of $32.4 million of government guaranteed loans, the non-covered loan portfolio increased $160.9 million in the current quarter. Covered loans declined $30.8 million during the second quarter of 2013. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

Total deposits decreased $115.3 million on a sequential quarter basis, and decreased $175.9 million from the same period of the prior year. The quarter over quarter period end decline in deposits results from timing differences on normal recurring deposit inflows and the transfer of balances to securities sold under agreement to repurchase products. The increase in securities sold under agreements to repurchase over the prior periods reflects outflows from deposit balances and results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At June 30, 2013, the Company had $660 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. The Company’s available for sale investment portfolio was $2.1 billion as of June 30, 2013, representing a 13% decrease from the prior quarter and a 26% decline from the same period of the prior year. During 2013 the Company has not reinvested investment cash flows back into the portfolio given the unattractive market prices and yields. The proceeds from the reduction in the investment portfolio resulted in the increased interest bearing cash position as of June 30, 2013. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future non-covered loan production and acquisition activities.

In conjunction with the July 1, 2013 completed acquisition of FinPac, the Company utilized approximately $367 million to complete the purchase and payoff their outstanding borrowing lines. The FinPac acquisition is expected to be approximately 35 basis points accretive to the net interest margin starting in the third quarter of 2013.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.4 billion as of June 30, 2013, representing 39% of total assets and 49% of total deposits.

Net interest margin

The Company reported a net interest margin of 3.73% for the second quarter of 2013, as compared to 3.77% for the first quarter of 2013, and 4.06% for the second quarter of 2012. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, an increase in interest bearing cash, the decrease in average investment balances and the decrease in average covered loan balances, partially offset by the increase in average non-covered loans outstanding, the increase in loan disposal gains from the covered loan portfolio, an increase in investment yields and a decline in average interest bearing liabilities.

The decrease in net interest margin in the current quarter over the same period of the prior year was largely due to the factors noted above, including the decline in investment yields partially offset by the decline in the cost of interest bearing deposits.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $4.2 million of interest income in the second quarter of 2013, as compared to $3.2 million in the first quarter of 2013 and $2.9 million in the second quarter of 2012. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within non-interest income.

Interest and fee reversals on non-accrual loans during the second quarter of 2013 were only $33 thousand, reflecting the continued improvement of the non-covered loan portfolio, as compared to reversals of $1.1 million for the first quarter of 2013 and reversals of $0.3 million in the second quarter of 2012.

Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our adjusted net interest margin was 3.57% for the second quarter of 2013, 3.69% for the first quarter of 2013 and 3.96% for the second quarter of 2012. The sequential quarter decline in adjusted net interest margin is attributed to the increase in interest bearing cash during the quarter in anticipation to the fund the purchase of FinPac and to deleverage their borrowing facilities. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

The cost of interest bearing deposits was 0.35% for the second quarter of 2013, 1 basis point higher than the first quarter of 2013, but 12 basis points lower than the second quarter of 2012. While the cost of interest bearing deposits increased 1 basis point on a sequential quarter basis, the cost of total deposits remained unchanged at 0.26% due to the Company’s focus on growing non-interest bearing deposit balances. The cost of interest bearing deposits is expected to decrease in the third quarter as a large balance of long term certificates of deposit originated in previous higher interest rate environments will mature in the third quarter. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated $24.3 million in total mortgage banking revenue during the second quarter of 2013, on closed loan volume of $599 million. This represents an 18% increase in production volume over the first quarter of 2013 and a 23% increase in production over the same period of the prior year. The second quarter’s sequential quarter increase in production primarily related to increased purchase activity, attributable to

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

seasonality and the continued improvement of the housing sector. In the second quarter of 2013, the Company recognized an increase in the fair value of the mortgage servicing right assets in the income statement of $1.4 million. The increase in the servicing asset’s fair value is due to the recent increase in mortgage interest rates, which are expected to reduce the prepayment speeds of the underlying mortgages being serviced and therefore increase the life of asset and associated servicing income cash flows. Despite the elevated levels of refinance activity in the current environment, 49% of the current quarter’s production related to purchase activity, as compared to only 33% in the first quarter of 2013 and 37% in the second quarter of 2012. Income from the origination and sale of mortgage loans was $20.4 million in the second quarter of 2013, representing a 12% decrease from the prior quarter, and a 34% increase compared to the same quarter of the prior year. The decrease in mortgage origination and sale margin in the current quarter reflects the shift to more purchase activity which typically has lower gain on sale margins. Servicing revenue was $2.5 million in the second quarter of 2013, representing a 12% increase from the prior quarter, and a 67% increase compared to the same quarter of the prior year, due to the growth in the total serviced portfolio principal balance. As of June 30, 2013, the Company serviced $3.9 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $38.2 million, or 0.98% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the second quarter of 2013. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of June 30, 2013, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

On July 2, 2013, the federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III). Under the original proposed rule trust preferred security debt issuances would have been phased out of Tier 1 capital into Tier 2 capital over a 10 year period. Under the final rule, consistent with Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, bank holding companies with less than $15 billion assets as of December 31, 2009 will be grandfathered and may continue to include these instruments in Tier 1 capital, subject to certain restrictions. However, if an institution grows above $15 billion as a result of an acquisition, or organically grows above $15 billion and then makes an acquisition, the combined trust preferred issuances would be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). If the Company breaches $15 billion in consolidated assets other than in an organic manner and these instruments no longer qualify as Tier 1 capital, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. As of June 30, 2013, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $86.2 million.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Other non-interest income

Total other income for the second quarter of 2013 was $7.9 million, compared to $5.4 million for the first quarter of 2013 and $6.1 million for the second quarter of 2012. The largest recurring component of other income is Debt Capital Markets revenue, which was $2.4 million for the second quarter of 2013, compared to $1.6 million in the prior quarter and $2.3 million for the same quarter of the prior year. Also included in other income for the second quarter of 2013 is a $2.0 million gain on sale related to $32.4 million of government guaranteed loans in the quarter.

Non-interest expense

Total non-interest expense for the second quarter of 2013 was $87.9 million, compared to $85.8 million for the first quarter of 2013 and $86.9 million for the second quarter of 2012. Of the $2.2 million, or 3%, sequential quarter increase in non-interest expense, approximately $0.9 million relates to additional mortgage production related expense coinciding with the 18% increase in production volume over the prior quarter, $0.6 million relates to a FDIC loss sharing claw back liability expense recorded due to better than expected performance of the Evergreen FDIC assisted acquisition, $0.4 million related to increased marketing spend, and $0.4 million related to the loss on sale of a property.

Income taxes

The Company recorded a provision for income taxes of $14.3 million in the second quarter of 2013, representing an effective tax rate of 35.2% for the quarter, and 34.5% for the year-to-date.

Capital

As of June 30, 2013, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $15.33, tangible book value per common share was $9.23 and the ratio of tangible common equity to tangible assets was 9.64% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). During the second quarter of 2013, the Company repurchased 174,460 shares of common stock, for a total of $2.4 million. The Company may repurchase up to 12.0 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of June 30, 2013 is 16.63%. This represents a decrease from March 31, 2013, as a result of increased risk weighted assets primarily due to non-covered loan growth and an increase in unfunded loan commitments. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.67% as of June 30, 2013. These capital ratios as of June 30, 2013 are estimates pending completion and filing of the Company’s regulatory reports.

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $68.1 million, or 0.60% of total assets, as of June 30, 2013, compared to $79.7 million, or 0.69% of total assets as of March 31, 2013, and $116.9 million, or 1.01% of total assets as of June 30, 2012. Of this amount, as of June 30, 2013, $48.9 million represented non-accrual loans, $6.0 million represented loans past due greater than 90 days and still accruing interest, and $13.2 million was other real estate owned (“OREO”).

Non-covered, classified assets were $342.4 million as of June 30, 2013, representing a decline of 4% since the prior quarter and a 3% decline since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of June 30, 2013, the non-covered,

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

non-performing assets of $68.1 million have been written down by 27%, or $25.2 million, from their current par balance of $93.3 million.

The provision for non-covered loan losses for the second quarter of 2013 was $3.0 million, as compared to $7.0 million from the prior quarter, and $6.6 million from the same period of the prior year. The decrease in provision expense as compared to the prior periods result from the decrease in net charge-offs in the current period and reflects the reduction in non-performing loans associated with the improving economic conditions and increasing real estate values.

The allowance for non-covered credit losses decreased to 1.28% of non-covered loans and leases at June 30, 2013, as compared to 1.29% of total non-covered loans and leases as of March 31, 2013 and 1.39% of total non-covered loans and leases as of June 30, 2012. The annualized net charge-off rate for the second quarter of 2013 was 0.11%. The allowance for non-covered credit losses includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments.

Non-covered loans past due 30 to 89 days were $22.0 million, or 0.32% of non-covered loans and leases as of June 30, 2013, as compared to $39.8 million, or 0.60% of non-covered loans and leases as of March 31, 2013, and $24.2 million, or 0.40% of non-covered loans and leases as of June 30, 2012.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.93 billion as of June 30, 2013. Of this total, $2.70 billion are non-owner occupied and $1.23 billion are owner occupied. Of the total term commercial real estate portfolio, $30.6 million were on non-accrual status, and $13.5 million were past due 30-89 days as of June 30, 2013. Of the total non-covered commercial real estate portfolio, 6% matures in 2013, 5% in 2014, 16% in years 2015-2016, and 19% in years 2017-2018. The remaining 54% of the portfolio matures in or after the year 2019.

Non-covered construction loan portfolio

Total non-covered construction loans, including the residential development and commercial construction loan segments, was $293.7 million, or 4.3% of the total non-covered loan portfolio, as of June 30, 2013. Of this amount, $4.9 million represented non-performing loans, $1.2 million were past due 30-89 days, and $28.2 million were classified as performing restructured loans.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $73.9 million as of June 30, 2013, as compared to $74.1 million as of March 31, 2013, and $54.8 million as of June 30, 2012.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days by type trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $3.5 million, or 0.03% of total assets, as of June 30, 2013, as compared to $7.9 million, or 0.07% of total assets, as of March 31, 2013, and $9.2 million, or 0.08% of total assets, as of June 30, 2012. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change

Net earnings available to common shareholders	$26,056	$23,178	$23,115	12%	13%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	328	325	328	1%	0%
Merger related expenses, net of tax (1)	486	919	92	(47)%	428%
Operating earnings	$26,870	$24,422	$23,535	10%	14%

Earnings per diluted share:
Earnings available to common shareholders	$0.23	$0.21	$0.21	10%	10%
Operating earnings	$0.24	$0.22	$0.21	9%	14%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Jun 30, 2012	% Change

Net earnings available to common shareholders	$49,234	$48,451	2%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	653	657	(1)%
Merger related expenses, net of tax (1)	1,405	152	824%
Operating earnings	$51,292	$49,260	4%

Earnings per diluted share:
Earnings available to common shareholders	$0.44	$0.43	2%
Operating earnings	$0.46	$0.44	5%

(1)	Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change

Net interest income	$93,893	$94,189	$101,012	0%	(7)%
Tax equivalent adjustment (1)	1,153	1,171	1,153	(2)%	0%
Net interest income (1)	95,046	95,360	102,165	0%	(7)%

Adjustments:
Interest and fee reversals on non-accrual loans	33	1,085	317	(97)%	(90)%
Covered loan disposal gains	(4,237)	(3,154)	(2,926)	34%	45%
Adjusted net interest income (1)	$90,842	$93,291	$99,556	(3)%	(9)%

Average interest earning assets	$10,218,611	$10,250,643	$10,118,420	0%	1%

Net interest margin – consolidated (1)	3.73%	3.77%	4.06%
Adjusted net interest margin – consolidated (1)	3.57%	3.69%	3.96%

	Six Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Jun 30, 2012	% Change

Net interest income	$188,082	$203,367	(8)%
Tax equivalent adjustment (1)	2,323	2,304	1%
Net interest income (1)	190,405	205,671	(7)%

Adjustments:
Interest and fee reversals on non-accrual loans	1,118	963	16%
Covered loan disposal gains	(7,391)	(5,713)	29%
Adjusted net interest income (1)	$184,132	$200,921	(8)%

Average interest earning assets	$10,234,539	$10,157,875	1%

Net interest margin – consolidated (1)	3.75%	4.07%
Adjusted net interest margin – consolidated (1)	3.63%	3.98%

(1) Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012

Total shareholders' equity	$1,715,352	$1,734,263	$1,696,836
Subtract:
Goodwill and other intangible assets, net	682,971	684,125	674,794
Tangible common shareholders' equity	$1,032,381	$1,050,138	$1,022,042

Total assets	$11,392,208	$11,491,410	$11,521,246
Subtract:
Goodwill and other intangible assets, net	682,971	684,125	674,794
Tangible assets	$10,709,237	$10,807,285	$10,846,452

Common shares outstanding at period end	111,898,620	111,960,580	111,891,283

Tangible common equity ratio	9.64%	9.72%	9.42%
Tangible book value per common share	$9.23	$9.38	$9.13

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 18, 2013, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss second quarter 2013 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 437-9481 a few minutes before 10:00 a.m. The conference ID is 1960188. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 1960188 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, July 17, 2013.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about expected earnings accretion from the FinPac acquisition, increased earnings from loan growth and growth of FinPac’s lease portfolio, increased value of mortgage servicing rights due to expected reduced prepayment speeds, how we expect to determine the fair value of junior subordinated debentures, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, the effect of final Basel III capital regulations on the valuations of, and the potential accelerated redemption of, junior subordinated debentures, costs of interest bearing deposits, future acquisition opportunities, and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, inability to realize earnings accretion and lease growth from the FinPac transaction, changes in the discounted cash flow model used to determine the fair value of subordinated debentures, a material drop in mortgage interest rates that reduces the value of the MSR asset, prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated increases in the cost of deposits, asset growth that triggers a phase-out of junior subordinated debentures from Tier 1 capital and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Consolidated Statements of Income (Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change
Interest income
Non-covered loans and leases	$78,434	$78,545	$77,637	0%	1%
Covered loans and leases	14,750	14,580	16,935	1%	(13)%
Interest and dividends on investments:
Taxable	8,103	8,644	16,535	(6)%	(51)%
Exempt from federal income tax	2,237	2,288	2,291	(2)%	(2)%
Dividends	90	24	28	nm	nm
Temporary investments & interest bearing deposits	401	252	168	59%	139%
Total interest income	104,015	104,333	113,594	0%	(8)%
Interest expense
Deposits	5,864	5,878	8,169	0%	(28)%
Repurchase agreements and fed funds purchased	33	31	79	6%	(58)%
Term debt	2,305	2,273	2,305	1%	0%
Junior subordinated debentures	1,920	1,962	2,029	(2)%	(5)%
Total interest expense	10,122	10,144	12,582	0%	(20)%
Net interest income	93,893	94,189	101,012	0%	(7)%
Provision for non-covered loan and lease losses	2,993	6,988	6,638	(57)%	(55)%
(Recapture of) provision for covered loan and lease losses	(3,072)	232	1,406	nm	nm
Non-interest income
Service charges	7,478	6,992	7,190	7%	4%
Brokerage fees	3,662	3,636	3,532	1%	4%
Mortgage banking revenue, net	24,289	23,568	15,641	3%	55%
Net gain on investment securities	8	7	1,030	nm	nm
Loss on junior subordinated debentures
carried at fair value	(547)	(542)	(547)	1%	0%
Change in FDIC indemnification asset	(8,294)	(5,073)	(4,040)	63%	105%
Other income	7,901	5,427	6,120	46%	29%
Total non-interest income	34,497	34,015	28,926	1%	19%
Non-interest expense
Salaries and employee benefits	52,067	51,505	49,979	1%	4%
Net occupancy and equipment	15,059	14,735	13,580	2%	11%
Intangible amortization	1,205	1,204	1,211	0%	0%
FDIC assessments	1,672	1,651	1,886	1%	(11)%
Net (gain) loss on non-covered other real estate owned	(146)	(130)	889	12%	(116)%
Net (gain) loss on covered other real estate owned	(62)	284	169	(122)%	(137)%
Merger related expenses	810	1,531	153	(47)%	429%
Other expense	17,326	14,982	19,069	16%	(9)%
Total non-interest expense	87,931	85,762	86,936	3%	1%
Income before provision for income taxes	40,538	35,222	34,958	15%	16%
Provision for income taxes	14,285	11,861	11,681	20%	22%
Net income	26,253	23,361	23,277	12%	13%
Dividends and undistributed earnings
allocated to participating securities	197	183	162	8%	22%
Net earnings available to common shareholders	$26,056	$23,178	$23,115	12%	13%

Weighted average basic shares outstanding	111,954,467	111,937,062	111,897,099	0%	0%
Weighted average diluted shares outstanding	112,145,157	112,117,854	112,077,593	0%	0%
Earnings per common share – basic	$0.23	$0.21	$0.21	10%	10%
Earnings per common share – diluted	$0.23	$0.21	$0.21	10%	10%

nm = not meaningful

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Consolidated Statements of Income (Unaudited)

	Six Months Ended:
(Dollars in thousands, except per share data)	Jun 30, 2013	Jun 30, 2012	% Change
Interest income
Loans and leases	$156,979	$155,296	1%
Covered loans and leases	29,330	34,278	(14)%
Interest and dividends on investments:
Taxable	16,747	34,655	(52)%
Exempt from federal income tax	4,525	4,568	(1)%
Dividends	114	34	nm
Temporary investments & interest bearing cash	653	405	61%
Total interest income	208,348	229,236	(9)%
Interest expense
Deposits	11,742	17,014	(31)%
Repurchase agreements and fed funds purchased	64	159	(60)%
Term debt	4,578	4,609	(1)%
Junior subordinated debentures	3,882	4,087	(5)%
Total interest expense	20,266	25,869	(22)%
Net interest income	188,082	203,367	(8)%
Provision for non-covered loan and lease losses	9,981	9,805	2%
(Recapture of) provision for covered loan and lease losses	(2,840)	1,375	nm
Non-interest income
Service charges	14,470	13,856	4%
Brokerage fees	7,298	6,476	13%
Mortgage banking revenue, net	47,857	28,723	67%
Net gain on investment securities	15	1,178	(99)%
Loss on junior subordinated debentures
carried at fair value	(1,089)	(1,095)	(1)%
Change in FDIC indemnification asset	(13,367)	(5,885)	127%
Other income	13,328	12,910	3%
Total non-interest income	68,512	56,163	22%
Non-interest expense
Salaries and employee benefits	103,572	97,072	7%
Net occupancy and equipment	29,794	27,078	10%
Intangible amortization	2,409	2,423	(1)%
FDIC assessments	3,323	3,854	(14)%
Net (gain) loss on non-covered other real estate owned	(276)	4,076	(107)%
Net loss on covered other real estate owned	222	2,623	(92)%
Merger related expenses	2,341	253	nm
Other expense	32,308	37,253	(13)%
Total non-interest expense	173,693	174,632	(1)%
Income before provision for income taxes	75,760	73,718	3%
Provision for income taxes	26,146	24,938	5%
Net income	49,614	48,780	2%
Dividends and undistributed earnings
allocated to participating securities	380	329	16%
Net earnings available to common shareholders	$49,234	$48,451	2%

Weighted average basic shares outstanding	111,945,813	111,943,066	0%
Weighted average diluted shares outstanding	112,132,483	112,120,418	0%
Earnings per common share – basic	$0.44	$0.43	2%
Earnings per common share – diluted	$0.44	$0.43	2%

nm = not meaningful

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Consolidated Balance Sheets (Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change
Assets:
Cash and due from banks	$143,409	$148,851	$159,694	(4)%	(10)%
Interest bearing deposits	659,817	566,241	503,552	17%	31%
Temporary investments	1,768	3,096	530	(43)%	234%
Investment securities:
Trading, at fair value	3,863	3,183	3,301	21%	17%
Available for sale, at fair value	2,083,755	2,396,617	2,834,076	(13)%	(26)%
Held to maturity, at amortized cost	3,741	4,189	4,506	(11)%	(17)%
Loans held for sale	173,994	133,100	219,007	31%	(21)%
Non-covered loans and leases	6,787,117	6,663,186	6,104,432	2%	11%
Allowance for non-covered loan and lease losses	(85,836)	(84,692)	(83,618)	1%	3%
Non-covered loans and leases, net	6,701,281	6,578,494	6,020,814	2%	11%
Covered loans and leases, net	419,059	449,860	553,963	(7)%	(24)%
Restricted equity securities	32,112	32,783	31,712	(2)%	1%
Premises and equipment, net	170,145	161,911	154,956	5%	10%
Goodwill and other intangibles, net	682,971	684,125	674,794	0%	1%
Mortgage servicing rights, at fair value	38,192	32,097	22,513	19%	70%
Non-covered other real estate owned	13,235	18,673	26,884	(29)%	(51)%
Covered other real estate owned	3,484	7,896	9,191	(56)%	(62)%
FDIC indemnification asset	36,263	46,046	68,805	(21)%	(47)%
Other assets	225,119	224,248	232,948	(0)%	(3)%
Total assets	$11,392,208	$11,491,410	$11,521,246	(1)%	(1)%

Liabilities:
Deposits	$8,956,325	$9,071,655	$9,132,181	(1)%	(2)%
Securities sold under agreements to repurchase	176,447	142,810	149,341	24%	18%
Term debt	252,543	253,080	254,641	0%	(1)%
Junior subordinated debentures, at fair value	86,159	85,616	83,993	1%	3%
Junior subordinated debentures, at amortized cost	102,060	102,141	102,382	0%	0%
Other liabilities	103,322	101,845	101,872	1%	1%
Total liabilities	9,676,856	9,757,147	9,824,410	(1)%	(2)%

Shareholders' equity:
Common stock	1,512,657	1,513,197	1,511,633	0%	0%
Retained earnings	203,058	199,362	154,474	2%	31%
Accumulated other comprehensive (loss) income	(363)	21,704	30,729	(102)%	(101)%
Total shareholders' equity	1,715,352	1,734,263	1,696,836	(1)%	1%
Total liabilities and shareholders' equity	$11,392,208	$11,491,410	$11,521,246	(1)%	(1)%

Common shares outstanding at period end	111,898,620	111,960,580	111,891,283	0%	0%
Book value per common share	$15.33	$15.49	$15.17	(1)%	1%
Tangible book value per common share	$9.23	$9.38	$9.13	(2)%	1%
Tangible equity - common	$1,032,381	$1,050,138	$1,022,042	(2)%	1%
Tangible common equity to tangible assets	9.64%	9.72%	9.42%

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Non-covered Loan & Lease Portfolio (Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2013		Mar 31, 2013		Jun 30, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,704,190	40%	$2,697,419	40%	$2,473,529	41%	0%	9%
Owner occupied term	1,226,213	18%	1,248,099	19%	1,186,542	19%	(2)%	3%
Commercial construction	226,924	3%	196,663	3%	171,982	3%	15%	32%
Residential development	66,750	1%	57,873	1%	70,066	1%	15%	(5)%
Commercial:
Term	770,083	11%	784,193	12%	707,784	12%	(2)%	9%
Lines of credit & other	994,659	15%	905,331	14%	835,147	14%	10%	19%
Residential real estate:
Mortgage	508,815	7%	486,992	7%	375,302	6%	4%	36%
Home equity lines & loans	258,240	4%	257,362	4%	263,941	4%	0%	(2)%
Consumer & other	42,016	1%	40,890	1%	32,437	1%	3%	30%
Deferred loan fees, net	(10,773)	0%	(11,636)	0%	(12,298)	0%	(7)%	(12)%
Total	$6,787,117	100%	$6,663,186	100%	$6,104,432	100%	2%	11%

Umpqua Holdings Corporation Covered Loan & Lease Portfolio, Net (Unaudited)
(Dollars in thousands)	Jun 30, 2013		Mar 31, 2013		Jun 30, 2012		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$270,765	65%	$285,954	64%	$334,843	60%	(5)%	(19)%
Owner occupied term	57,446	14%	64,369	14%	86,693	16%	(11)%	(34)%
Commercial construction	6,783	2%	8,076	2%	12,301	2%	(16)%	(45)%
Residential development	7,025	2%	7,699	2%	11,391	2%	(9)%	(38)%
Commercial:
Term	17,394	4%	17,584	4%	27,200	5%	(1)%	(36)%
Lines of credit & other	9,503	2%	13,571	3%	19,602	4%	(30)%	(52)%
Residential real estate:
Mortgage	24,879	6%	25,741	6%	30,057	5%	(3)%	(17)%
Home equity lines & loans	20,769	5%	21,877	5%	25,407	5%	(5)%	(18)%
Consumer & other	4,495	1%	4,989	1%	6,469	1%	(10)%	(31)%
Total	$419,059	100%	$449,860	100%	$553,963	100%	(7)%	(24)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Deposits by Type/Core Deposits (Unaudited)
							Sequential	Year over
(Dollars in thousands)	Jun 30, 2013		Mar 31, 2013		Jun 30, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,218,536	25%	$2,175,140	24%	$2,021,303	22%	2%	10%
Demand, interest bearing	1,128,361	13%	1,157,010	13%	1,114,196	12%	(2)%	1%
Money market	3,254,117	36%	3,288,339	36%	3,413,385	37%	(1)%	(5)%
Savings	513,317	6%	503,755	6%	425,912	5%	2%	21%
Time	1,841,994	21%	1,947,411	21%	2,157,385	24%	(5)%	(15)%
Total	$8,956,325	100%	$9,071,655	100%	$9,132,181	100%	(1)%	(2)%

Total core deposits (1)	$7,655,237	85%	$7,679,970	85%	$7,579,893	83%	0%	1%

Number of open accounts:
Demand, non-interest bearing	187,026		186,084		177,997		1%	5%
Demand, interest bearing	50,136		50,394		49,503		(1)%	1%
Money market	36,555		37,183		38,192		(2)%	(4)%
Savings	84,784		85,747		83,553		(1)%	1%
Time	26,653		27,473		30,194		(3)%	(12)%
Total	385,154		386,881		379,439		0%	2%

Average balance per account:
Demand, non-interest bearing	$11.9		$11.7		$11.4
Demand, interest bearing	22.5		23.0		22.5
Money market	89.0		88.4		89.4
Savings	6.1		5.9		5.1
Time	69.1		70.9		71.5
Total	$23.3		$23.4		$24.1
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Credit Quality – Non-performing Assets (Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$48,855	$55,234	$81,897	(12)%	(40)%
Non-covered loans past due 90+ days & accruing	6,052	5,824	8,073	4%	(25)%
Total non-performing loans	54,907	61,058	89,970	(10)%	(39)%
Non-covered other real estate owned	13,235	18,673	26,884	(29)%	(51)%
Total	$68,142	$79,731	$116,854	(15)%	(42)%

Non-covered performing restructured loans	$73,884	$74,092	$54,842	0%	35%

Non-covered loans past due 30-89 days	$21,964	$39,800	$24,222	(45)%	(9)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.32%	0.60%	0.40%

Non-covered, non-performing loans to
non-covered loans and leases	0.81%	0.92%	1.47%
Non-covered, non-performing assets to total assets	0.60%	0.69%	1.01%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	3,484	7,896	9,191	(56)%	(62)%
Total	$3,484	$7,896	$9,191	(56)%	(62)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.03%	0.07%	0.08%

Total non-performing assets:
Loans on non-accrual status	$48,855	$55,234	$81,897	(12)%	(40)%
Loans past due 90+ days & accruing	6,052	5,824	8,073	4%	(25)%
Total non-performing loans	54,907	61,058	89,970	(10)%	(39)%
Other real estate owned	16,719	26,569	36,075	(37)%	(54)%
Total	$71,626	$87,627	$126,045	(18)%	(43)%

Non-performing loans to loans and leases	0.76%	0.86%	1.35%
Non-performing assets to total assets	0.63%	0.76%	1.09%

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Credit Quality – Allowance for Non-covered Credit Losses (Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$84,692	$85,391	$86,670
Provision for non-covered loan and lease losses	2,993	6,988	6,638	(57)%	(55)%

Charge-offs	(4,604)	(8,725)	(11,602)	(47)%	(60)%
Recoveries	2,755	1,038	1,912	165%	44%
Net charge-offs	(1,849)	(7,687)	(9,690)	(76)%	(81)%

Total allowance for non-covered loan and lease losses	85,836	84,692	83,618	1%	3%

Reserve for unfunded commitments	1,327	1,269	1,126	5%	18%
Total allowance for non-covered credit losses	$87,163	$85,961	$84,744	1%	3%

Net charge-offs to average non-covered
loans and leases (annualized)	0.11%	0.47%	0.64%
Recoveries to gross charge-offs	59.84%	11.90%	16.48%
Allowance for non-covered loan losses to
non-covered loans and leases	1.26%	1.27%	1.37%
Allowance for non-covered credit losses to
non-covered loans and leases	1.28%	1.29%	1.39%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2013	Jun 30, 2012	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,391	$92,968
Provision for non-covered loan and lease losses	9,981	9,805	2%

Charge-offs	(13,329)	(24,293)	(45)%
Recoveries	3,793	5,138	(26)%
Net charge-offs	(9,536)	(19,155)	(50)%

Total allowance for non-covered loan and lease losses	85,836	83,618	3%

Reserve for unfunded commitments	1,327	1,126	18%
Total allowance for non-covered credit losses	$87,163	$84,744	3%

Net charge-offs to average non-covered
loans and leases (annualized)	0.29%	0.64%
Recoveries to gross charge-offs	28.46%	21.15%

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Selected Ratios (Unaudited)
				Sequential	Year over
	Quarterly Ended:			Quarter	Year
	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	Change	Change
Average Rates:
Yield on non-covered loans and leases	4.59%	4.65%	5.05%	(0.06)	(0.46)
Yield on covered loans and leases	13.82%	12.86%	11.93%	0.96	1.89
Yield on taxable investments	1.59%	1.51%	2.34%	0.08	(0.75)
Yield on tax-exempt investments (1)	5.34%	5.32%	5.41%	0.02	(0.07)
Yield on temporary investments & interest bearing cash	0.26%	0.27%	0.25%	(0.01)	0.01
Total yield on earning assets (1)	4.13%	4.17%	4.56%	(0.04)	(0.43)

Cost of interest bearing deposits	0.35%	0.34%	0.47%	0.01	(0.12)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.08%	0.09%	0.23%	(0.01)	(0.15)
Cost of term debt	3.66%	3.64%	3.64%	0.02	0.02
Cost of junior subordinated debentures	4.10%	4.13%	4.39%	(0.03)	(0.29)
Total cost of interest bearing liabilities	0.55%	0.55%	0.66%	0.00	(0.11)

Net interest spread (1)	3.58%	3.62%	3.90%	(0.04)	(0.32)
Net interest margin – Consolidated (1)	3.73%	3.77%	4.06%	(0.04)	(0.33)

Net interest margin – Bank (1)	3.80%	3.85%	4.14%	(0.05)	(0.34)

As reported (GAAP):
Return on average assets	0.91%	0.82%	0.82%	0.09	0.09
Return on average tangible assets	0.97%	0.87%	0.87%	0.10	0.10
Return on average common equity	6.04%	5.43%	5.48%	0.61	0.56
Return on average tangible common equity	10.00%	8.99%	9.12%	1.01	0.88
Efficiency ratio – Consolidated	67.88%	66.29%	66.32%	1.59	1.56
Efficiency ratio – Bank	65.56%	63.87%	64.02%	1.69	1.54

Operating basis (non-GAAP): (2)
Return on average assets	0.94%	0.86%	0.83%	0.08	0.11
Return on average tangible assets	1.00%	0.92%	0.89%	0.08	0.11
Return on average common equity	6.23%	5.72%	5.58%	0.51	0.65
Return on average tangible common equity	10.31%	9.47%	9.28%	0.84	1.03
Efficiency ratio – Consolidated	66.97%	64.83%	65.93%	2.14	1.04
Efficiency ratio – Bank	64.93%	62.68%	63.90%	2.25	1.03

 (1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value,

net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Selected Ratios (Unaudited)
	Six Month Ended:
	Jun 30, 2013	Jun 30, 2012	Change
Average Rates:
Yield on non-covered loans and leases	4.62%	5.11%	(0.49)
Yield on covered loans and leases	13.32%	11.66%	1.66
Yield on taxable investments	1.55%	2.41%	(0.86)
Yield on tax-exempt investments (1)	5.33%	5.42%	(0.09)
Yield on temporary investments & interest bearing cash	0.26%	0.25%	0.01
Total yield on earning assets (1)	4.15%	4.58%	(0.43)

Cost of interest bearing deposits	0.34%	0.48%	(0.14)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.09%	0.25%	(0.16)
Cost of term debt	3.65%	3.63%	0.02
Cost of junior subordinated debentures	4.12%	4.43%	(0.31)
Total cost of interest bearing liabilities	0.55%	0.67%	(0.12)

Net interest spread (1)	3.60%	3.91%	(0.31)
Net interest margin – Consolidated (1)	3.75%	4.07%	(0.32)

Net interest margin – Bank (1)	3.82%	4.15%	(0.33)

As reported (GAAP):
Return on average assets	0.87%	0.85%	0.02
Return on average tangible assets	0.92%	0.91%	0.01
Return on average common equity	5.74%	5.77%	(0.03)
Return on average tangible common equity	9.50%	9.63%	(0.13)
Efficiency ratio – Consolidated	67.08%	66.70%	0.38
Efficiency ratio – Bank	64.72%	64.35%	0.37

Operating basis (non-GAAP): (2)
Return on average assets	0.90%	0.87%	0.03
Return on average tangible assets	0.96%	0.92%	0.04
Return on average common equity	5.98%	5.87%	0.11
Return on average tangible common equity	9.89%	9.79%	0.10
Efficiency ratio – Consolidated	65.90%	66.32%	(0.42)
Efficiency ratio – Bank	63.80%	64.25%	(0.45)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Average Balances (Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change

Temporary investments & interest bearing cash	$622,209	$383,412	$272,495	62%	128%
Investment securities, taxable	2,062,819	2,303,159	2,834,188	(10)%	(27)%
Investment securities, tax-exempt	253,975	260,335	254,511	(2)%	0%
Loans held for sale	140,802	188,021	143,676	(25)%	(2)%
Non-covered loans and leases	6,710,803	6,655,764	6,042,439	1%	11%
Covered loans and leases	428,003	459,952	571,111	(7)%	(25)%
Total interest earning assets	10,218,611	10,250,643	10,118,420	0%	1%
Goodwill & other intangible assets, net	683,446	684,631	675,312	0%	1%
Total assets	11,447,868	11,496,844	11,351,087	0%	1%

Non-interest bearing demand deposits	2,210,760	2,155,110	1,946,574	3%	14%
Interest bearing deposits	6,803,879	6,937,232	7,048,938	(2)%	(3)%
Total deposits	9,014,639	9,092,342	8,995,512	(1)%	0%
Interest bearing liabilities	7,409,284	7,515,749	7,626,032	(1)%	(3)%

Shareholders’ equity - common	1,728,354	1,730,538	1,695,157	0%	2%
Tangible common equity (1)	1,044,908	1,045,907	1,019,845	0%	2%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2013	Jun 30, 2012	% Change

Temporary investments & interest bearing cash	$503,470	$328,011	53%
Investment securities, taxable	2,182,326	2,873,753	(24)%
Investment securities, tax-exempt	257,137	253,570	1%
Loans held for sale	164,281	123,298	33%
Non-covered loans and leases	6,683,436	5,988,227	12%
Covered loans and leases	443,889	591,016	(25)%
Total interest earning assets	10,234,539	10,157,875	1%
Goodwill & other intangible assets, net	684,035	675,912	1%
Total assets	11,472,221	11,400,739	1%

Non-interest bearing demand deposits	2,183,089	1,914,093	14%
Interest bearing deposits	6,870,186	7,149,984	(4)%
Total deposits	9,053,275	9,064,077	0%
Interest bearing liabilities	7,462,223	7,720,866	(3)%

Shareholders’ equity - common	1,729,440	1,687,345	2%
Tangible common equity (1)	1,045,405	1,011,433	3%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Umpqua Holdings Corporation Mortgage Banking Activity (unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$3,911,273	$3,624,819	$2,423,572	8%	61%
MSR asset, at fair value	38,192	32,097	22,513	19%	70%
MSR as % of serviced portfolio	0.98%	0.89%	0.93%

Mortgage Banking Revenue:
Origination and sale	$20,381	$23,057	$15,166	(12)%	34%
Servicing	2,521	2,245	1,506	12%	67%
Change in fair value of MSR asset	1,387	(1,734)	(1,031)	(180)%	(235)%
Total	$24,289	$23,568	$15,641	3%	55%

Closed loan volume	$599,268	$509,005	$488,714	18%	23%

	Six Months Ended:
(Dollars in thousands)	Jun 30, 2013	Jun 30, 2012	% Change

Mortgage Banking Revenue:
Origination and sale	$43,438	$27,807	56%
Servicing	4,766	2,869	66%
Change in fair value of MSR asset	(347)	(1,953)	(82)%
Total	$47,857	$28,723	67%

Closed loan volume	$1,108,273	$891,348	24%

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•	Table 1 – Non-covered, non-performing assets by type and by region
•	Table 2 – Non-covered, non-performing assets by type trends
•	Table 3 – Non-covered loans past due 30-89 days by type and by region
•	Table 4 – Non-covered loans past due 30-89 days by type trends
•	Table 5 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of June 30, 2013:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$--	$12,593	$3,490	$2,562	$3,352	$6,043	$28,040
Owner occupied term	--	1,002	36	778	--	730	2,546
Commercial construction	--	--	--	--	--	--	--
Residential development	--	4,845	--	--	--	--	4,845
Commercial	--	8,789	394	2,919	135	1,187	13,424
Other	--	--	--	--	--	--	--
Total	$--	$27,229	$3,920	$6,259	$3,487	$7,960	$48,855

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$--	$--	$--	$--
Owner occupied term	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	--	--	--	19	--	--	19
Other	77	5,411	136	172	19	218	6,033
Total	$77	$5,411	$136	$191	$19	$218	$6,052

Total non-performing loans	$77	$32,640	$4,056	$6,450	$3,506	$8,178	$54,907

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$3,779	$--	$--	$32	$--	$3,811
Owner occupied term	--	181	562	381	3,069	--	4,193
Commercial construction	662	--	--	--	163	1,440	2,265
Residential development	--	293	--	--	--	--	293
Commercial	180	1,564	--	--	459	--	2,203
Other	--	448	--	22	--	--	470
Total	$842	$6,265	$562	$403	$3,723	$1,440	$13,235

Total non-performing assets	$919	$38,905	$4,618	$6,853	$7,229	$9,618	$68,142
% of total	1.3%	57.1%	6.8%	10.1%	10.6%	14.1%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of June 30, 2013, the non-covered, non-performing assets of $68.1 million have been written down by 27%, or $25.2 million, from their current par balance of $93.3 million.

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

The following is a distribution of non-covered, non-performing assets by type as of June 30, 2013, March 31, 2013 and June 30, 2012:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$28,040	$32,688	$40,724	(14)%	(31)%
Owner occupied term	2,546	2,903	6,358	(12)%	(60)%
Commercial construction	--	--	5,636	nm	(100)%
Residential development	4,845	4,964	12,689	(2)%	(62)%
Commercial	13,424	14,630	15,699	(8)%	(14)%
Other	--	49	791	(100)%	(100)%
Total	$48,855	$55,234	$81,897	(12)%	(40)%

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$238	$620	(100)%	(100)%
Owner occupied term	--	--	3,648	nm	(100)%
Commercial construction	--	--	--	nm	nm
Residential development	--	--	--	nm	nm
Commercial	19	2	--	nm	nm
Other	6,033	5,584	3,805	8%	59%
Total	$6,052	$5,824	$8,073	4%	(25)%

Total non-performing loans	$54,907	$61,058	$89,970	(10)%	(39)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$3,811	$4,110	$7,922	(7)%	(52)%
Owner occupied term	4,193	5,223	5,386	(20)%	(22)%
Commercial construction	2,265	2,587	4,326	(12)%	(48)%
Residential development	293	2,659	6,145	(89)%	(95)%
Commercial	2,203	1,871	1,519	18%	45%
Other	470	2,223	1,586	(79)%	(70)%
Total	$13,235	$18,673	$26,884	(29)%	(51)%

Total non-performing assets	$68,142	$79,731	$116,854	(15)%	(42)%

Umpqua Holdings Corporation Announces second quarter 2013 Results

July 17, 2013

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of June 30, 2013:

Table 3 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$--	$152	$204	$--	$2,682	$1,646	$4,684
Owner occupied term	--	4,318	343	2,727	--	1,476	8,864
Commercial construction	--	--	--	--	--	--	--
Residential development	--	1,242	--	--	--	--	1,242
Commercial	125	850	32	2,520	96	138	3,761
Other	--	2,682	114	67	85	465	3,413
Total	$125	$9,244	$693	$5,314	$2,863	$3,725	$21,964

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of June 30, 2013, March 31, 2013 and June 30, 2012:

Table 4 –Non-covered loans past due 30-89 days by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Jun 30, 2013	Mar 31, 2013	Jun 30, 2012	% Change	% Change
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$4,684	$5,052	$8,533	(7)%	(45)%
Owner occupied term	8,864	12,437	3,463	(29)%	156%
Commercial construction	--	917	--	(100)%	nm
Residential development	1,242	605	1,351	105%	(8)%
Commercial	3,761	17,000	5,956	(78)%	(37)%
Other	3,413	3,789	4,919	(10)%	(31)%
Total	$21,964	$39,800	$24,222	(45)%	(9)%

The following is a distribution of non-covered restructured loans on accrual status by loan type by region as of June 30, 2013:

Table 5 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,328	$14,222	$3,869	$--	$6,867	$--	$38,286
Owner occupied term	--	660	--	633	3,960	--	5,253
Commercial construction	--	8,619	--	--	3,814	--	12,433
Residential development	--	7,880	--	--	7,934	--	15,814
Commercial	--	--	--	351	1,270	--	1,621
Other	--	477	--	--	--	--	477
Total	$13,328	$31,858	$3,869	$984	$23,845	$--	$73,884

nm = not meaningful

# # #